Exhibit 99.1

Press Release	For Immediate Release
Date: February 12, 2020

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2019 RESULTS

GLEN BURNIE, MD (February 12, 2020) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $0.54 million, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2019, as compared to $0.31 million, or $0.11 per basic and diluted common share for the three-month period ended December 31, 2018.

Bancorp reported net income of $1.60 million, or $0.57 per basic and diluted common share for the year ended December 31, 2019, compared to $1.58 million, or $0.56 per basic and diluted common share for the same period in 2018. Net loans decreased by $13.9 million, or 4.69% during the twelve-month period ended December 31, 2019, compared to an increase of $27.6 million, or 10.24% during the same period of 2018. At December 31, 2019, Bancorp had total assets of $384.9 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 110th consecutive quarterly dividend on January 31, 2020.

During 2018, the Company conducted a periodic review of the estimated direct cost to originate loans resulting in a change to the estimated materiality of these costs. As a result, the Company began recognizing certain direct loan origination costs over the life of the related loan as a reduction of the loan’s yield by the interest method based on the contractual term of the loan. In the fourth quarter of 2018, the Company recorded a reduction of noninterest expense and an increase in loan balances of $375,000, and reduced loan balances and loan interest income by $51,000 due to the amortization of deferred costs. The effect of these adjustments increased income before taxes for the three- and twelve-months periods ended December 31, 2018 by $324,000 and increased net income by $300,000 or $0.11 per basic and diluted common share for the twelve-month period ended December 31, 2018.

“Although our net interest margin was negatively impacted by the three Federal Reserve federal funds rate decreases that occurred in the third and fourth quarters of 2019, our fourth quarter results were in line with our expectations and highlighted by continued positive momentum,” stated John D. Long, President and CEO. “We continue to invest in technology systems that allow us to remain competitive in the rapidly changing technology environment. As such, our strong fundamental performance was partially offset by the significant technology and infrastructure investments made across the Company. We completed the first phase of our technology infrastructure transformation in November 2019, and Phase II enhancements are on-track for a mid-2020 implementation. We are encouraged that these investments represent a foundation for sustainable growth as we move forward into the new decade. Completion of this initial phase is expected to result in lower noninterest expenses and an improving efficiency ratio beginning in the second half of 2020 and beyond. We continue to grow our business organically and diversify our loan portfolio. Our loan originators, retail branches and treasury management team are focused on increasing commercial deposits from existing clients and acquiring new client relationships.”

“While the competitive landscape is intense, our continued growth, profitability, credit quality and capital strength demonstrate our ability to continue to deliver value to our shareholders. We remain confident in our Company’s progress as we move forward,” continued Mr. Long. “Headquartered in the dynamic Northern Anne Arundel County market, we remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the Quarter and Year ended December 31, 2019

The low interest rate environment and yield-curve inversion in 2019 caused by three 25 basis point rate decreases in the benchmark rate by the Federal Reserve negatively impacted Bancorp’s organic growth strategy resulting in a $28.1 million, or 6.80% decrease in total assets year-over-year. The effect of the lower interest rate environment on the net interest margin was somewhat mitigated by managing loan and deposit pricing strategies and adjusting the investment portfolio composition and pro-active reduction of high cost wholesale funding. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.21% at December 31, 2019, as compared to 13.18% for the same period of 2018.

Return on average assets for the three-month period ended December 31, 2019 was 0.55%, as compared to 0.30% for the three-month period ended December 31, 2018. Return on average equity for the three-month period ended December 31, 2019 was 6.00%, as compared to 3.68% for the three-month period ended December 31, 2018. Return on average assets for the year ended December 31, 2019 was 0.41%, as compared to 0.39% for the year ended December 31, 2018. Return on average equity for the year ended December 31, 2019 was 4.55%, as compared to 4.69% for the year ended December 31, 2018.

The book value per share of Bancorp’s common stock was $12.62 at December 31, 2019, as compared to $12.10 per share at December 31, 2018.

At December 31, 2019, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.47% at December 31, 2019, as compared to 12.27% at December 31, 2018. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $384.9 million at December 31, 2019, a decrease of $28.1 million or 6.80%, from $413.0 million at December 31, 2018. Investment securities were $71.5 million at December 31, 2019, a decrease of $10.1 million or 12.38%, from $81.6 million at December 31, 2018. Loans, net of deferred fees and costs, were $284.7 million at December 31, 2019, a decrease of $14.4 million or 4.81%, from $299.1 million at December 31, 2018. Net deferred tax assets decreased $0.7 million or 51.76%, from December 31, 2018 to December 31, 2019 primarily due to the increase in fair value of securities available for sale.

Total deposits were $321.4 million at December 31, 2019, a decrease of $1.1 million or 0.34%, from $322.5 million at December 31, 2018. Noninterest-bearing deposits were $107.2 million at December 31, 2019, an increase of $5.8 million or 5.72%, from $101.4 million at December 31, 2018. Interest-bearing deposits were $214.3 million at December 31, 2019, a decrease of $6.8 million or 3.08%, from $221.1 million at December 31, 2018. Total borrowings were $25.0 million at December 31, 2019, a decrease of $30.0 million or 54.55%, from $55.0 million at December 31, 2018.

Stockholders’ equity was $35.7 million at December 31, 2019, an increase of $1.6 million or 4.69%, from $34.1 million at December 31, 2018. The $1.5 million decrease in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio, 2019 retained earnings and stock issuances under the dividend reinvestment program, offset by unrealized losses on interest rate swap contracts drove the increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 1.26% of total assets at December 31, 2019, as compared to 0.70% for the same period of 2018.

Review of Financial Results

For the three-month periods ended December 31, 2019 and 2018

Net income for the three-month period ended December 31, 2019 was $0.54 million, as compared to $0.31 million for the three-month period ended December 31, 2018.

Net interest income for the three-month period ended December 31, 2019 totaled $3.18 million, as compared to $3.24 million for the three-month period ended December 31, 2018. Average earning-asset balances decreased $26 million to $369 million for the three-month period ended December 31, 2019, as compared to $395 million for the same period of 2018. Competitive loan origination pressures as well as a declining interest rate environment drove the decrease in average interest-earning asset balances.

Net interest margin for the three-month period ended December 31, 2019 was 3.42%, as compared to 3.26% for the same period of 2018, an increase of 0.16%. Lower average balances and higher yields on interest-earning assets combined with lower cost of funds were the primary drivers of the results. The average balance on interest-earning assets decreased $26 million while the yield increased 0.06%. The cost of funds decreased 0.10% from 0.63% to 0.53% primarily due to the $21 million reduction in borrowed funds year-over-year.

The negative provision for loan losses for the three-month period ended December 31, 2019 was $180,000, as compared to a provision of $256,000 for the same period of 2018. The decrease for the three-month period ended December 31, 2019 primarily reflects a decrease in the balance of the loan portfolio, decreases in net charge offs, and a decrease in the qualitative factor adjustment. As a result, the allowance for loan losses was $2.07 million at December 31, 2019, representing 0.73% of total loans, as compared to $2.54 million, or 0.85% of total loans at December 31, 2018.

Noninterest income for the three-month period ended December 31, 2019 was $339,000, as compared to $313,000 for the three-month period ended December 31, 2018.

For the three-month period ended December 31, 2019, noninterest expense was $3.02 million, as compared to $2.94 million for the three-month period ended December 31, 2018. The primary contributors to the $0.08 million increase, when compared to the three-month period ended December 31, 2018 were increases in salary and employee benefits, occupancy and equipment expenses, legal, accounting and other professional fees, data processing and item processing services and loan collection costs, offset by decreases in FDIC insurance premiums due to the application of small bank assessment credits.

For the three-month period ended December 31, 2019, income tax expense was $137,000 compared with $58,000 for the same period a year earlier. The effective tax rate was 20.3%, compared with 15.9% for the same period a year ago. The 4.4% increase in the effective tax rate was primarily due to the sale, call and maturity of tax-advantaged municipal securities.

For the twelve-month periods ended December 31, 2019 and 2018

Net income for the twelve-month period ended December 31, 2019 was $1.60 million, as compared to net income of $1.58 million for the twelve-month period ended December 31, 2018.

Net interest income for the twelve-month period ended December 31, 2019 totaled $12.6 million, as compared to $12.6 million for the twelve-month period ended December 31, 2018. Average earning-asset balances decreased $15 million to $371 million for the twelve-month period ended December 31, 2019, as compared to $386 million for the same period of 2018. Competitive loan origination pressures as well as a declining interest rate environment drove the decrease in average interest-earning asset balances.

Net interest margin for the twelve-month period ended December 31, 2019 was 3.39%, as compared to 3.26% for the same period of 2018, an increase of 0.13%. Lower average balances and higher yields on interest-earning assets combined with lower cost of funds were the primary drivers of the results. The average balance on interest-earning assets decreased $15 million while the yield increased 0.10%. The cost of funds decreased 0.02% from 0.57% to 0.55% primarily due to the $6 million reduction in borrowed funds year-over-year.

The negative provision for loan losses for the twelve-month period ended December 31, 2019 was $115,000, as compared to a provision of $856,000 for the same period of 2018. The decrease for the twelve-month period ended December 31, 2019 was primarily driven by $544,000 decrease in net loan charge offs year-over-year, $13.7 million decrease in loan balances and 0.13% decrease in the qualitative factor adjustment. As a result, the allowance for loan losses was $2.07 million at December 31, 2019, representing 0.73% of total loans, as compared to $2.54 million, or 0.85% of total loans for the same period of 2018.

Noninterest income for the twelve-month period ended December 31, 2019 was $1.30 million, as compared to $1.52 million for the twelve-month period ended December 31, 2018. The decrease for the twelve-month period ended December 31, 2019 was primarily driven by $308,000 gain on redemptions of BOLI policies recognized in 2018.

For the twelve-month period ended December 31, 2019, noninterest expense was $11.9 million, as compared to $11.5 million for the twelve-month period ended December 31, 2018. The primary contributors to the $0.4 million increase, when compared to the twelve-month period ended December 31, 2018 were increases in salary and employee benefits, occupancy and equipment expenses, and legal, accounting and other professional fees, partially offset by decreases in data processing and item processing services and FDIC insurance premiums due to the application of small bank assessment credits.

For the twelve-month period ended December 31, 2019, income tax expense was $452,000 compared with $130,000 for the same period a year earlier. The effective tax rate was 22.0%, compared with 7.6% for the same period a year ago. The 14.4% increase in the effective tax rate was primarily due to the sale, call and maturity of tax-advantaged municipal securities.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2019	2019	2018
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,420	$3,678	$2,605
Interest bearing deposits with banks and federal funds sold	10,870	15,893	13,349
Cash and Cash Equivalents	13,290	19,571	15,954

Investment securities available for sale, at fair value	71,486	64,817	81,572
Restricted equity securities, at cost	1,437	1,225	2,481

Loans, net of deferred fees and costs	284,738	283,889	299,120
Less: Allowance for loan losses	(2,066)	(2,307)	(2,541)
Loans, net	282,672	281,582	296,579

Real estate acquired through foreclosure	705	705	705
Premises and equipment, net	3,761	3,820	3,106
Bank owned life insurance	8,023	7,982	7,860
Deferred tax assets, net	672	1,013	1,392
Accrued interest receivable	961	976	1,198
Accrued taxes receivable	1,221	982	1,177
Prepaid expenses	406	557	466
Other assets	308	208	556
Total Assets	$384,942	$383,438	$413,046

LIABILITIES
Noninterest-bearing deposits	$107,158	$111,453	$101,369
Interest-bearing deposits	214,282	213,813	221,084
Total Deposits	321,440	325,266	322,453

Short-term borrowings	25,000	20,000	55,000
Defined pension liability	317	311	285
Accrued expenses and other liabilities	2,505	2,493	1,257
Total Liabilities	349,262	348,070	378,995

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,827,473, 2,824,412, and 2,814,157 shares as of December 31, 2019, September 30, 2019, and December 31, 2018, respectively.
	2,827	2,824	2,814
Additional paid-in capital	10,525	10,495	10,401
Retained earnings	22,537	22,280	22,066
Accumulated other comprehensive loss	(209)	(231)	(1,230)
Total Stockholders' Equity	35,680	35,368	34,051
Total Liabilities and Stockholders' Equity	$384,942	$383,438	$413,046

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019 (unaudited)	2018 (unaudited)	2019 (unaudited)	2018 (audited)
Interest income
Interest and fees on loans	$3,204	$3,249	$12,747	$12,348
Interest and dividends on securities	368	515	1,429	2,100
Interest on deposits with banks and federal funds sold	68	80	338	245
Total Interest Income	3,640	3,844	14,514	14,693

Interest expense
Interest on deposits	348	352	1,349	1,348
Interest on short-term borrowings	112	247	578	754
Total Interest Expense	460	599	1,927	2,102

Net Interest Income	3,180	3,245	12,587	12,591
Provision for loan losses	(180)	256	(115)	856
Net interest income after provision for loan losses	3,360	2,989	12,702	11,735

Noninterest income
Service charges on deposit accounts	68	61	255	248
Other fees and commissions	230	210	874	774
Gains on redemption of BOLI policies	-	-	-	308
Gain on securities sold	-	-	3	-
Income on life insurance	41	42	163	172
Gain on sale of OREO	-	-	-	15
Total Noninterest Income	339	313	1,295	1,517

Noninterest expenses
Salary and employee benefits	1,685	1,513	6,826	6,593
Occupancy and equipment expenses	389	320	1,429	1,170
Legal, accounting and other professional fees	261	196	1,056	917
Data processing and item processing services	203	160	531	614
FDIC insurance costs	16	127	131	314
Advertising and marketing related expenses	28	39	107	104
Loan collection costs	45	(8)	107	145
Telephone costs	62	72	244	253
Other expenses	334	518	1,515	1,429
Total Noninterest Expenses	3,023	2,937	11,946	11,539

Income before income taxes	676	365	2,051	1,713
Income tax expense	137	58	452	130

Net income	$539	$307	$1,599	$1,583

Basic and diluted net income per share of common stock	$0.19	$0.11	$0.57	$0.56

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the year ended December, 2019 (unaudited) and 2018

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	1,583	-	1,583
Cash dividends, $0.40 per share	-	-	(1,122)	-	(1,122)
Dividends reinvested under dividend reinvestment plan	13	134	-	-	147
Other comprehensive loss	-	-	-	(599)	(599)
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	1,599	-	1,599
Cash dividends, $0.40 per share	-	-	(1,128)	-	(1,128)
Dividends reinvested under dividend reinvestment plan	13	124	-	-	137
Other comprehensive income	-	-	-	1,021	1,021
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,693	12.47%	$12,878	4.50%	$18,602	6.50%
Total Risk-Based Capital	$37,797	13.21%	$22,895	8.00%	$28,619	10.00%
Tier 1 Risk-Based Capital	$35,693	12.47%	$17,171	6.00%	$22,895	8.00%
Tier 1 Leverage	$35,693	9.26%	$15,414	4.00%	$19,268	5.00%

As of September 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,216	12.36%	$12,822	4.50%	$18,520	6.50%
Total Risk-Based Capital	$37,561	13.18%	$22,794	8.00%	$28,493	10.00%
Tier 1 Risk-Based Capital	$35,216	12.36%	$17,096	6.00%	$22,794	8.00%
Tier 1 Leverage	$35,216	9.26%	$15,215	4.00%	$19,019	5.00%

As of December 31, 2018:
(audited)
Common Equity Tier 1 Capital	$34,778	12.27%	$12,757	4.50%	$18,427	6.50%
Total Risk-Based Capital	$37,354	13.18%	$22,679	8.00%	$28,349	10.00%
Tier 1 Risk-Based Capital	$34,778	12.27%	$17,009	6.00%	$22,679	8.00%
Tier 1 Leverage	$34,778	8.52%	$16,330	4.00%	$20,413	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$384,942	$383,438	$413,046	$384,942	$413,046
Investment securities	71,486	64,817	81,572	71,486	81,572
Loans, (net of deferred fees & costs)	284,738	283,889	299,120	284,738	299,120
Allowance for loan losses	2,066	2,307	2,541	2,066	2,541
Deposits	321,440	325,266	322,453	321,440	322,453
Borrowings	25,000	20,000	55,000	25,000	55,000
Stockholders' equity	35,680	35,368	34,051	35,680	34,051
Net income	539	606	307	1,599	1,583

Average Balances
Assets	$385,603	$380,852	$409,314	$387,315	$401,494
Investment securities	68,245	61,456	85,055	65,315	89,351
Loans, (net of deferred fees & costs)	286,427	286,944	297,791	292,076	286,702
Deposits	327,048	322,893	332,284	324,565	335,167
Borrowings	20,323	20,000	42,748	25,573	31,595
Stockholders' equity	35,602	35,489	33,106	35,104	33,777

Performance Ratios
Annualized return on average assets	0.55%	0.63%	0.30%	0.41%	0.39%
Annualized return on average equity	6.00%	6.77%	3.68%	4.55%	4.69%
Net interest margin	3.42%	3.43%	3.26%	3.39%	3.26%
Dividend payout ratio	52%	47%	91%	71%	71%
Book value per share	$12.62	$12.52	$12.10	$12.62	$12.10
Basic and diluted net income per share	0.19	0.21	0.11	0.57	0.56
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,826,408	2,823,271	2,813,045	2,821,608	2,808,031

Asset Quality Ratios
Allowance for loan losses to loans	0.73%	0.81%	0.85%	0.73%	0.85%
Nonperforming loans to avg. loans	1.45%	1.55%	0.73%	1.42%	0.76%
Allowance for loan losses to nonaccrual & 90+ past due loans	49.8%	54.3%	128.7%	49.8%	128.7%
Net charge-offs annualize to avg. loans	0.09%	0.02%	0.23%	0.12%	0.32%

Capital Ratios
Common Equity Tier 1 Capital	12.47%	12.36%	12.27%	12.47%	12.27%
Tier 1 Risk-based Capital Ratio	12.47%	12.36%	12.27%	12.47%	12.27%
Leverage Ratio	9.26%	9.26%	8.52%	9.26%	8.52%
Total Risk-Based Capital Ratio	13.21%	13.18%	13.18%	13.21%	13.18%